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                                                                       Exhibit D



                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the following with respect of Post-effective Amendment No. 3 to the Registration Statement (No. 33-90684) on Form S-6 under the Securities Act of 1933 of Variable Account II of AIG Life Insurance Company.

     1. The inclusion in the Prospectus of Variable Account II of AIG Life Insurance Company of our report dated February 4, 1998 relating to our audits of the financial statements of American International Life Assurance Company.

     2. The inclusion in the Prospectus of Variable Account II of American International Group, Inc. of our report dated February 4, 1998 relating to our audit of the financial statements of Variable Account II.

      3. The reference to our firm under the heading "Experts."



/s/Coopers & Lybrand L.L.P.
Coopers & Lybrand L.L.P.


2400 Eleven Penn Center
Philadelphia, Pennsylvania
April 28, 1998